UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2011 (December 7, 2011)

ARKANSAS BEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

3801 Old Greenwood Road

Fort Smith, Arkansas 72903

(479) 785-6000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 7, 2011, Arkansas Best Corporation (Nasdaq: ABFS) (“the Company”) amended its Letter of Credit Agreement (“the Agreement”), dated December 9, 2009, with SunTrust Bank, a Georgia banking corporation (“the Bank”). A copy of the amendment, which extends the expiration date of the Agreement from December 9, 2011 to December 9, 2013, is attached as an exhibit to this Report on Form 8-K. The Agreement provides for a $15.0 million committed revolving line of credit under which the Company may request and the Bank will issue standby letters of credit.

As of December 7, 2011, the Company had in place the following additional letter of credit arrangements:

•                  a committed revolving letter of credit facility with PNC Bank, NA in an amount not to exceed $35.0 million; and

•                  separate uncommitted arrangements with certain financial institutions for the discretionary issuance of additional letters of credit upon application by the Company.

Under its letter of credit arrangements, the Company has up to $103.1 million of availability for the issuance of letters of credit of which $50.0 million is committed subject to compliance by the Company with the requirements of issuance. These financial institutions issue letters of credit on behalf of the Company primarily in support of workers’ compensation and third-party casualty claims liabilities in various states in which the Company is self-insured. As of December 7, 2011, the Company had $46.2 million of letters of credit outstanding of which $45.7 million were collateralized by restricted cash equivalents and short-term investments under the LC Agreements. The Company pays quarterly fees to the financial institutions, based on the amount of letters of credit outstanding. The letter of credit arrangements contain no financial ratios or financial covenants which the Company is required to maintain. The Company had $31.3 million available as of December 7, 2011 for the issuance of letters of credit under the committed letter of credit arrangements.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS.

10.1        Amendment No. 1 to Letter of Credit Agreement, dated as of December 7, 2011, between Arkansas Best Corporation and SunTrust Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANSAS BEST CORPORATION

(Registrant)

Date:	December 12, 2011	/s/ Michael R. Johns
Michael R. Johns
Vice President — General Counsel
and Corporate Secretary